EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2016 Results and Clinical Program Developments

MORRIS PLAINS, N.J., May 04, 2016 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today reported financial results for the third quarter ended March 31, 2016. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Third Quarter Fiscal 2016 Results

Total revenues for the third quarter of fiscal year 2016, which ended on March 31, 2016, were $0.9 million, as compared to total revenues of $1.2 million for the same quarter last fiscal year. The decrease of $0.3 million in total revenues this quarter was primarily the result of $0.2 million in decreased LeukoScan® product sales, due equally to unfavorable currency fluctuations and lower sales volume in Europe, and a $0.1 million decline in research and development revenues from fewer government funded research grants.

Total costs and expenses for the current quarter were $15.5 million, as compared to $12.3 million for the same quarter in fiscal 2015, representing an increase of $3.2 million, or approximately 26%. This increase was driven primarily by $3.0 million in increased research and development expenses from higher product development expenses related to the Phase 3 PANCRIT-1 and the Phase 2 antibody-drug conjugates’ clinical trials. Cost of goods sold was $0.3 million higher in this quarter due to a write down of Leukoscan® inventory. These increases were partially offset by a $0.1 million decrease in legal and professional expenses, principally related to the arbitration proceedings with Takeda-Nycomed, which concluded during the 2015 fiscal year.

Interest expense this quarter related to the 4.75% Convertible Senior Notes due 2020 was $1.4 million, which included the amortization of $0.2 million debt issuance costs. This compares to interest expense of $0.7 million, including the amortization of $0.1 million debt issuance costs, for the same quarter last fiscal year.

An income tax benefit of $1.9 million was recorded during the current quarter, the result of cash proceeds received from the sale of a portion of our New Jersey State tax net operating losses and research and development tax credits. There were no similar tax benefits during the previous quarter.

Net loss attributable to our stockholders this quarter was $14.0 million, or $0.15 per share, as compared to net loss of $11.8 million, or $0.13 per share, for the same quarter in fiscal 2015. The $2.2 million increase in net loss this quarter was primarily due to the increase in research and development expenses and interest expense for the Convertible Senior Notes, which was partially offset by the New Jersey State tax benefits received.

Nine Months Fiscal 2016 Results

For the nine-month period of fiscal year 2016, total revenues were $2.3 million, as compared to $3.3 million for the same period last fiscal year. The $1.0 million decrease in total revenues this period mainly resulted from $0.5 million in decreased LeukoScan® sales, due primarily to lower sales volume in Europe ($0.2 million) and unfavorable fluctuations in the currency rates in Europe ($0.2 million), and $0.5 million reduction in research and development revenue from a decline in the number of government funded research grants.

Total costs and expenses for the nine-month period ended March 31, 2016 were $46.7 million, as compared to $38.3 million for the same period in 2015, representing an increase of $8.4 million, or approximately 22%. This increase was driven primarily by $10.4 million in higher research and development expenses for product development expenses related to the Phase 3 PANCRIT-1 study and the Phase 2 clinical trials for the antibody-drug conjugates. Cost of goods sold was higher by $0.3 million due to a write down of Leukoscan® inventory. These increases this period were partially offset by the $2.2 million decrease in general and administrative expenses attributable primarily to a $2.1 million reduction in legal and professional fees related to the arbitration proceedings with Takeda-Nycomed.

Interest expense this period related to the 4.75% Convertible Senior Notes due 2020 was $4.1 million and included the amortization of $0.5 million debt issuance costs. This compares to interest expense of $0.7 million including the amortization of $0.1 million debt issuance costs for the same period last fiscal year.

An income tax benefit of $5.1 million was recorded for the current period, the result of cash proceeds received from the sale of a portion of our New Jersey State tax net operating losses and research and development tax credits. No tax benefits were received during the previous period.

Net loss attributable to our stockholders this period was $43.1 million, or $0.46 per share, as compared to net loss of $35.6 million, or $0.38 per share, for the same period last fiscal year. The $7.5 million increase in net loss this period was primarily due to increased research and development costs related to clinical trials and interest expense for the Convertible Senior Notes, partially offset by the income tax benefits received and lower legal and professional fees, as described above.

As of March 31, 2016, cash, cash equivalents, and marketable securities totaled $61.6 million.

“Our current estimated expenses and cash flows are tracking close to the low end of our fiscal 2016 guidance,” commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. “We believe FDA’s Breakthrough Therapy Designation in triple-negative breast cancer is recognition of the significant potential of sacituzumab govitecan, which continues to produce encouraging safety and efficacy results in a number of difficult-to-treat solid cancers. We are very encouraged by the results in metastatic urothelial cancer, as recently reported by our clinical investigator at the AACR Annual Meeting. Key updates in triple-negative breast cancer, as well as non-small-cell and small-cell lung cancers will be provided at ASCO next month,” added Mr. Pfreundschuh.

The Company’s key clinical developments and future planned activities:

Sacituzumab Govitecan (IMMU-132)

  The anti-Trop-2-SN-38 conjugate has received Breakthrough Therapy Designation from the FDA for the treatment of patients with triple-negative breast cancer (TNBC) who have failed at least 2 prior therapies for metastatic disease.

  Updated interim results from a Phase 2 study of sacituzumab govitecan in patients with relapsed or refractory metastatic urothelial cancer were reported in an oral presentation at the April 2016 Annual Meeting of the American Association for Cancer Research (AACR). Among the 19 enrolled patients, at the time of analysis the interim median progression-free survival (PFS) was 6.9 months, based on RECIST 1.1, and interim median overall survival (OS) was 11.4 months, with 84% of patients still alive. An interim objective response rate of 50% in 14 assessable patients was also reported.1

  Durable objective responses with sacituzumab govitecan in a number of patients with advanced, metastatic solid cancers, after failing multiple prior therapies, some including checkpoint inhibitors, were reported at PEGS Boston 2016.2

  Updated Phase 2 results in patients with metastatic triple-negative breast cancer will be presented in a Clinical Science Symposium Session at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting on Friday, June 3, 2016.

  At the same ASCO meeting, results in patients with metastatic small-cell lung cancer will be updated in a poster session on Saturday, June 4, 2016.

  In addition, updated results focusing on patients with metastatic non-small-cell lung cancer will be reported in another Clinical Science Symposium Session at the ASCO conference on Monday, June 6, 2016.

Labetuzumab Govitecan (IMMU-130)

  Updated results from a Phase 2 study of labetuzumab govitecan in patients previously treated with at least one irinotecan-containing regimen for their metastatic colorectal cancer were presented in an oral presentation at the 2016 AACR conference. Interim median PFS and OS for patients who received once-a-week of the anti-CEACAM5-SN-38 conjugate at the 10 mg/kg dose level were 4.6 and 9.2 months, respectively.3

Clivatuzumab Tetraxetan

  In March 2016, the Company announced the termination of the Phase 3 PANCRIT-1 trial with 90Y-clivatuzumab tetraxetan in patients with metastatic pancreatic cancer based on the independent Data and Safety Monitoring Board’s recommendation following a planned interim analysis which showed that the treatment arm did not demonstrate a sufficient improvement in overall survival over placebo.

Epratuzumab

  On February 25, 2016, the Company was notified by UCB that it has ceased all development for epratuzumab, effectively terminating the Licensing Agreement as of March 26, 2016. As a result of the Agreement’s termination, all rights to epratuzumab revert to the Company and discussions regarding the transition have begun.

Thorium-227-Labeled Epratuzumab Tetraxetan

  An overview of the Targeted Thorium Conjugates (TTC) platform and the CD22 TTC program was provided in an oral presentation by our corporate partner, Bayer, at the 2016 AACR Annual Meeting.

Conference Call
The Company will host a conference call and live audio webcast on Thursday, May 5, 2016 at 10:00 a.m. Eastern Time to discuss financial results for the third quarter of fiscal year 2016, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 89623477. The conference call will be webcast via the Investors page on the Company’s website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for 30 days through June 4, 2016.

References

  http://www.immunomedics.com/pdfs/news/2016/pr04192016.pdf.
  http://www.immunomedics.com/pdfs/news/2016/pr04292016.pdf.
  http://www.immunomedics.com/pdfs/news/2016/pr04182016a.pdf.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of eight clinical-stage product candidates. Immunomedics’ portfolio of investigational products includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. IMMU-132 has received Breakthrough Therapy Designation from FDA for the treatment of patients with triple-negative breast cancer who have failed at least 2 prior therapies for metastatic disease. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 287 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), the Company’s dependence on business collaborations in order to further develop our products and finance our operations, the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			March 31,	June 30,
			2016	2015
ASSETS
Current Assets:
Cash and cash equivalents			$11,209,309	$13,452,775
Marketable securities			50,369,863	86,165,532
Accounts receivable, net of allowance for doubtful accounts			590,820	345,627
Inventory			170,680	584,424
Other receivables			270,817	857,068
Prepaid expenses			1,562,352	1,136,103
Other current assets			270,146	945,673
			64,443,987	103,487,202

Property and equipment, net			3,167,554	2,241,838
Other long-term assets			30,000	50,566

			$67,641,541	$105,779,606

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses			$13,535,994	$11,808,223
Deferred revenues			265,692	271,667
Other liabilities			1,674,397	1,599,760
Convertible senior notes - net			97,171,943	96,624,577
Stockholders' deficit			(45,006,485)	(4,524,621)

			$67,641,541	$105,779,606

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Revenues:
Product sales	$543,145	$694,329	$1,714,340	$2,183,626
License fee and other revenues	266,096	250,000	302,324	250,000
Research & development	89,838	238,369	284,397	823,861
Total Revenues	$899,079	1,182,698	2,301,061	3,257,487
Costs and Expenses	15,465,784	12,308,437	46,673,725	38,289,233
Operating Loss	(14,566,705)	(11,125,739)	(44,372,664)	(35,031,746)
Interest (Expense) and Other Income	(1,326,743)	(659,084)	(3,894,445)	(622,634)
Loss before Income Tax Benefit (Expense)	(15,893,448)	(11,784,823)	(48,267,109)	(35,654,380)
Income Tax Benefit (Expense)	1,871,772	(3,327)	5,056,772	(42,182)
Net Loss	(14,021,676)	(11,788,150)	(43,210,337)	(35,696,562)
Less Net Loss attributable on noncontrolling interest	(25,631)	(32,003)	(74,420)	(94,760)
Net Loss attributable to Immunomedics, Inc. stockholders	$(13,996,045)	$(11,756,147)	$(43,135,917)	$(35,601,802)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.15)	$(0.13)	$(0.46)	$(0.38)

Weighted average number of common shares outstanding (basic and diluted):	94,748,252	93,351,708	94,669,326	93,201,307

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com